Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KNOWLES CORPORATION

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Knowles Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting paragraphs (c) and (e) of Article FIFTH thereof and inserting the following in lieu thereof:

“(c) The directors shall, until the annual meeting of stockholders to be held in 2021, be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of an equal number of directors. The term of the Class I directors elected at the 2017 annual meeting of stockholders shall terminate on the date of the 2020 annual meeting of stockholders; the term of the Class II directors elected at the 2018 annual meeting of stockholders shall terminate on the date of the 2021 annual meeting of stockholders; and the term of the Class III directors elected at the 2016 annual meeting of stockholders shall terminate on the date of the 2019 annual meeting of stockholders or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning with the 2019 annual meeting of stockholders, directors standing for election shall be elected annually for one-year terms expiring at the next succeeding annual meeting of stockholders and until his or her respective successor has been duly elected and qualified.

(e) Subject to the terms of any one or more classes or series of the Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors or the death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority of the Board of Directors then in office, in their sole discretion, even if less than a quorum, or by a sole remaining director, in his or her sole discretion. Any director appointed to fill a vacancy on the Corporation’s Board of Directors not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. In no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. Prior to and until the time at which the Board of Directors ceases to be classified pursuant to Article FIFTH, Section (c), of this Certificate of Incorporation, except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of the Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the shares of voting common stock. From and after the time at which the Board of Directors ceases to be classified pursuant to Article FIFTH, Section (c), except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of shares of voting common stock. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of the Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and

Restated Certificate of Incorporation and the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series.”

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Knowles Corporation has caused this Certificate to be executed by its duly authorized officer on this 1st day of May, 2018.

KNOWLES CORPORATION

By:	/s/ Jeffrey Niew
Name: Jeffrey Niew
Title: President and Chief Executive Officer

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